CONVERTIBLE LOAN NOTE

                                    No: 1/99



                                    ISSUED BY


                             INTERNET HOLDINGS, INC


                                      HTTP

                             LOAN NOTE NUMBER: 1/99


1. Internet Holdings, Inc. ("the Company") is a public company incorporated in the State of Utah with IRS Employer No: 13-3758042. The Common Stock of the Company is traded on the NASD Bulletin Board with the symbol HTTP.

2. This Convertible Loan Note Number 1/99 the Loan Note") was issued by the Company on October 25, 1999 in the principal amount of US$50,000 (fifty thousand United States Dollars) and is convertible in accordance with the conditions ("the Conditions") provided herein.

3. The registered holder of this Loan Note is Palamon (Gestion) S.A., Ruelle William-Mayor 2, 2000 Neuchatel, Switzerland (the "Noteholder"). The Noteholder is entitled to the benefit of and is subject to the provisions contained in the Conditions.

4. This Loan Note is convertible at the option of the Noteholder as provided herein into Common Stock in the Company restricted in accordance with Rule 144 of the Securities Acts 1933 & 1934.



By Order of the Board of Directors this Twenty-fifth day of October 1999



                          Director

CONDITIONS OF ISSUE

1. This Loan Note shall bear interest at 5.5% (five point five percent) accrued on a monthly basis and capitalised until conversion

2. This Loan Note shall be repayable at the option of the Noteholder only upon the happening of an event of default as hereinafter defined.

     A) An event of default shall mean any one or more of the following namely:-

          i) an order is made or an effective resolution is passed for the winding up of the Company;

          ii) a distress or execution is levied or enforced upon or against any of the chattels or property of the Company and is not paid out within 30 (thirty) business days;

          iii) any incumbrancer takes possession or a receiver or administrator (or similar under any other jurisdiction relevant to the Company) is appointed of the Company;

3.   Conversion Rights

     A) References in this document to "Common Stock" shall mean Common Stock in the capital of the Company or such shares as the said Common Stock have been converted into by reason of resolution of the Company, merger, acquisition or other conversion (other than a Conversion under this Loan Note) such that the shares which are then the subject of the Conversion shall exchange pro rata as if the Loan Note had been converted into fully paid Common Stock in the capital of the Company immediately prior to any exchange or reorganisation or conversion of the Common Stock in the capital of the Company.

     B) Following upon any change or conversion as defined in A) above the Company will upon the request of the Noteholder reissue the Loan Note to reflect the changes in the Common Stock.

     C) The Noteholder will have the right (hereinafter the "Conversion Rights") by not less than one calendar month's notice in writing to the Company in accordance with paragraph (E) of this condition (a "Notice of Conversion") at any time to require the Company to allot fully paid Common Stock of the Company, restricted in accordance with Rule 144, in exchange for and in satisfaction of the Loan Note at the following price:

          i)   $0.25 (twenty five cents per share)

     D) A Notice of Conversion to be effective must be given by completion and signature of the Notice of Conversion at the end of this Loan Note and deposit of this Loan Note and the Notice of Conversion together with such evidence as the Directors of the Company may reasonably require to prove the title of the person exercising the Conversion Rights, at the registered office of the Company. A Notice of Conversion shall not be withdrawn without the consent in writing of the Company.

     E) The Company hereby covenants that so long as the Conversion Rights remain exercisable in respect of the Loan Note (otherwise than with the prior consent in writing of the Noteholder, a term of which consent may include the immediate conversion of the Loan Note) :-

          i) The Company will maintain in being and unissued sufficient authorised Common Stock to meet in full the Conversion Rights for the time being exercisable in respect of the Loan Note;

          ii) The Company will, and will procure that any subsidiary or associated company will, keep proper books of account and duly comply with all material statutory obligations imposed upon it or them from time to time;

4. The Company shall forthwith give notice in writing to the Noteholder of the happening of any of the events of default specified in Condition 2 hereof.

5. The Company shall recognise and treat the Noteholder as the sole absolute owner hereof and as alone entitled to receive and give effectual discharges of the principal sum due hereunder or effect the Conversion Rights. The Company shall not be bound to recognise notice of any trust or equity or to recognise any right title or claim by any person other than the Noteholder to this Loan Note.

6. Any moneys payable on or in respect of any Loan Note may be paid by cheque or warrant drawn on the Company's bankers for the time being and sent through the post to the registered address of the Noteholder. Every such cheque or warrant shall be made payable to the order of the holder of the Loan Note and due payment of the cheque or warrant shall be satisfaction of the moneys represented thereby.

7. Any notice or document (including a certificate for the Loan Note) may be served by the Company on any holder either personally or by sending it by first class post in a prepaid letter addressed to such holder at his registered address. A notice may be served by a Noteholder on the Company by sending it to the principal business address of the Company or by first class post in a prepaid letter addressed to the Company at the registered office of the Company.

8. This Loan Note and the provisions of these Conditions shall be governed and construed in accordance with the laws of the State of Utah.

                              NOTICE OF CONVERSION

To: Internet Holdings, Inc, C/o The Law Offices of Beckman, Millman & Sanders, 116 John Street, Suite 1313, New York, New York 10038

I/We being the registered holder(s) of this Loan Note hereby give notice of my/our desire to exercise my/our Conversion Rights in respect of
US$............................of this Loan Note in accordance with the
Conditions attached hereto.

I/We agree to accept fully paid Common Stock of the Company restricted in accordance with Rule 144 to be issued to me/us pursuant hereto subject to the Articles and Bylaws of the Company. I/We desire such Common Stock to be registered in my/our name(s) and hereby authorise the entry of my/our name(s) in the Register of Members in respect thereof and the despatch of a certificate therefore by ordinary post at my/our risk to at




--------------------------------------------------------------------------------

NOTE: If this space is left blank the Certificate will be sent to the registered address of the Noteholder whose name is held on the Company's register.